SHARE CERTIFICATE

OF

JMax International Limited
Company No. 314935

Incorporated under the laws of the Cayman Islands

Authorised Share Capital: USD10,000,000.00 divided into 1,000,000,000 shares of a par value of USD0.01 each

THIS IS TO CERTIFY THAT THE UNDERMENTIONED PERSON IS THE REGISTERED HOLDER OF THE SHARE(S) SPECIFIED HEREUNDER SUBJECT TO THE ARTICLES OF ASSOCIATION OF THE COMPANY, ALL OF WHICH ARE FULLY PAID

NAME AND ADDRESS OF MEMBER	NO. OF SHARE(S)	DISTINCTIVE NUMBERS		CERTIFICATE NUMBER	DATE OF ISSUE
		FROM	TO		
FERNANDEZ GONZALEZ, Alejandro Calle Ricardo Ortiz 59 4 B 28017, Madrid, Madrid, Spain	200,000	621,400,001	621,600,000	373	20 October 2017

GIVEN UNDER THE COMMON SEAL OF THE COMPANY ON THE DATE STATED ABOVE AND IN THE PRESENCE OF

DIRECTOR

NO TRANSFER OF ANY OF THE ABOVE SHARE(S) CAN BE REGISTERED UNLESS ACCOMPANIED BY THIS CERTIFICATE